CONFIDENTIAL TREATMENT REQUESTED

Exhibit 10.1

DEVELOPMENT AND LICENSE AGREEMENT

(Metformin GR)

DEPOMED, INC.
a company organized under the laws of California, USA
with offices at
1360 O’Brien Drive
Menlo Park,
California, 94025

AND:

BIOVAIL LABORATORIES INCORPORATED
a Barbados corporation incorporated under the
International Business Companies Act, 1991-24,
whose head office is
Chelston Park
Building 2, Collymore Rock
St. Michael BH1
Barbados, West Indies

THE SYMBOL “[**]” IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Contents

1.	DEFINITIONS
2.	PRODUCT DEVELOPMENT
WORK PLAN
PROTOCOLS AND METHODS
SUBCONTRACTED TESTS AND STUDIES
DEPOMED FACILITIES AND EMPLOYEES
DEVELOPMENT REVIEW TEAM
CHANGE IN CONTROL OF DEPOMED
3.	TERMINATION OF DEVELOPMENT
INABILITY OF DEPOMED TO CONTINUE DEVELOPMENT
FAILURE OF DEPOMED TO FUND THE DEVELOPMENT
4.	PRODUCT DEVELOPMENT COSTS
5.	DISCLOSURE OF INFORMATION AND REPORTING
RECORDS AND REPORTS
6.	INFORMATION FOR REGULATORY APPROVAL
7.	APPLICATION FOR REGULATORY APPROVAL
8.	CONFIDENTIALITY
9.	LICENSE PAYMENT BY BLI
10.	LICENSE PAYMENT BY DEPOMED
11.	LICENSE OF PRODUCT;
12.	ROYALTIES
REDUCTION OF ROYALTIES
ROYALTY REPORTS AND PAYMENTS
RECORDS AND AUDITS
LICENSED PRODUCT SUBSTITUTION
13.	TECHNOLOGY TRANSFER

i

TOXICOLOGY STUDIES
14.	COMBINATION PRODUCT
OPTION TO COMBINATION PRODUCT
15.	PATENTS, INFRINGEMENT
BMS LITIGATION
OTHER INFRINGEMENT
INFRINGEMENT OF THIRD PARTY PATENTS
CONSEQUENCES OF BMS LITIGATION
16.	OWNERSHIP OF INVENTIONS AND KNOW-HOW
OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS
DISCLOSURE OF INVENTIONS
FILING AND PROSECUTION OF PATENT APPLICATIONS BY BLI
FILING AND PROSECUTION OF PATENT APPLICATIONS BY DEPOMED
ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS
17.	REPRESENTATIONS AND WARRANTIES; NON-COMPETITION
REPRESENTATIONS AND WARRANTIES OF DEPOMED
MUTUAL REPRESENTATIONS AND WARRANTIES
NON-COMPETITION
18.	INDEMNIFICATION
INDEMNIFICATION OF DEPOMED
INDEMNIFICATION OF BLI
19.	TERM
20.	EXPIRY AND TERMINATION
21.	PUBLICITY
22.	ASSIGNABILITY
23.	PATENT LIFE EXTENSION
24.	NOTICES
25.	FORCE MAJEURE
26.	MISCELLANEOUS

ii

DEVELOPMENT AND LICENSE AGREEMENT
(Metformin GR)

THIS AGREEMENT is made as of the 28th day of May, 2002, by and between

DEPOMED, INC.
a company organized under the laws of California, USA
with offices at
1360 O’Brien Drive
Menlo Park,
California, 94025

(Hereinafter referred to as “DepoMed”)

AND:

BIOVAIL LABORATORIES INCORPORATED
a Barbados corporation incorporated under the
International Business Companies Act, 1991-24,
whose head office is
Chelston Park
Building 2, Collymore Rock
St. Michael BH1
Barbados, West Indies

(Hereinafter referred to as “BLI”)

RECITALS

A.            DepoMed is the owner of original processes, patents and know-how for the development and manufacture of oral drug delivery systems which form the basis of the Licensed Product (as defined herein);

B.            DepoMed has developed and may further develop products using DepoMed’s GR SystemTM (as defined herein) which, to DepoMed’s knowledge, will be subject to patent protection at least to the extent of the GR System; and

C.            BLI desires to obtain rights and options to market and sell products utilizing the GR System and an active drug component.

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth herein and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.                                      DEFINITIONS.

1.1                                 The terms defined in this Article 1 shall, for all purposes of this Agreement, have the following meanings:

1.2                                 “Active Ingredient” shall mean the chemical compound known as metformin HCl.

1.3                                 “Adjusted Percentage” shall mean the percentage obtained by dividing the aggregate of the amounts set out in Schedule 1.39 for each step in the Work Plan to be conducted after the date hereof and successfully completed by DepoMed after the date hereof, by the Development Budget.

1.4                                 “Affiliate” shall mean any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated party but only for so long as such relationship exists. For the purposes of this section, “Control” shall mean ownership of at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of incorporation) of the shares of stock entitled to vote for directors in the case of a corporation and at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of domicile) of the interests in profits in the case of a business entity other than a corporation.

1.5                                 “Applicable Permits” shall mean all permits or approvals necessary to market the Licensed Product in the United States or Canada, including, without limitation, Regulatory Approvals granted by the FDA and the TPD.

1.6                                 “Cash Flow” means the amount, calculated for any financial period, and excluding any amounts required to be paid to BLI pursuant to sections 15.6 to 15.10 of this Agreement for that financial period, equal to:

(a)                                  the amount that is or would be described as “Net Increase (Decrease) in Cash and Cash Equivalents” in DepoMed’s Statement of Cash Flows (the “Statement”) prepared for that financial period in accordance with US GAAP; plus

(b)                                 the aggregate of all amounts, if any, that were deducted on that Statement in determining the amount defined in subsection (a) above in respect of:

(i)                                     the acquisition of a business; or the acquisition, other than in the ordinary course of business, of a product right, a technology, a patent from a third party, or a similar asset, or a right or license in respect of any of the foregoing; or

(ii)                                  the acquisition of fixed assets, to the extent such amounts exceed two hundred and fifty thousand dollars (US$250,000) for each calendar quarter in that financial period, and to the extent that funding specific to that asset acquisition has not been acquired by DepoMed, provided, however, that if the Cash Flow in any calendar quarter is less than zero, the amount by which such Cash Flow is less than zero ( the “Shortfall”) shall be deducted from the positive amount of Cash Flow otherwise determined for the next quarter in that calendar year, and any remaining amount of unapplied Shortfall shall be applied to reduce the Cash Flow otherwise determined for subsequent calendar quarters in that calendar year. In the event that DepoMed is merged with or into or amalgamated or consolidated with another corporation other than BLI or an Affiliate of BLI, the calculations required by this section shall be carried out with respect to the revenues and expenditures of the surviving corporation.

1.7                                 “Change in Control” with respect to DepoMed shall mean an event whereby:

(a)                                  any person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than BLI or an Affiliate of BLI has become the direct or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the voting stock of DepoMed, or

(b)                                 DepoMed is merged with or into or amalgamated or consolidated with another corporation other than BLI or an Affiliate of BLI and the stockholders of DepoMed, immediately prior to such amalgamation, consolidation, or merger, own less than eighty per cent (80%) of the voting stock of the surviving corporation immediately after such transaction.

1.8                                 “Application for Regulatory Approval” means an application made to a Regulatory Authority in any country for permission to Market a pharmaceutical product in that country, and includes a New Drug Application (an “NDA”) and an Abbreviated New Drug Application (an “ANDA”).

1.9                                 “Clinical Information” means all in-vivo or clinical, pharmacology, toxicology, safety and efficacy data, formulary submissions, pharmaco-economic data, Phase I, II and III clinical data and results, and other such information now or hereafter known and available to DepoMed or BLI or their Affiliates, whether generally known to others or not, relating to the Licensed Product.

1.10                           “Develop” shall mean to perform all of the work set out in the Work Plan and this Agreement, and “Developed” and “Development” have corresponding meanings.

1.11                           “Development Budget” means the total cost of the Development work set out in the Work Plan minus the amounts shown in the Work Plan as having been incurred prior to the date hereof.

1.12                           “Development Review Team” means the development review team established pursuant to section 2.11.

1.13                           “Effective Date” shall mean the date upon which the waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have been terminated or shall have expired..

1.14                           “FDA” shall mean the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

1.15                           “Final Judgment” shall mean a judgment by a court of competent jurisdiction that is unappealed (and the time for appealing has expired) or is unappealable.

1.16                           “GR System” shall mean DepoMed’s delivery system designed to be retained in the stomach for an extended period of time while that delivery system delivers the incorporated drug or drugs, and includes the delivery system described in the patents and patent applications listed in Schedule 1.28 and any and all improvements to that delivery system.

1.17                           “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.18                           “Invention” means the Licensed Product, any improvement to the Licensed Product, any new use of the Licensed Product, any new performance characteristic of the Licensed Product, any new process used to Manufacture the Licensed Product, or any step or steps in any such process, and includes all formulations of the Licensed Product Developed pursuant to this Agreement.

1.19                           “Know-How” shall mean all inventions, discoveries, trade secrets, improvements and information not in the public domain, whether or not patented or patentable (but excluding Patent Rights), together with all experience, data, formulas, procedures and results, and improvements thereon, now or hereafter developed or acquired by and proprietary or licensed with right to sublicense to DepoMed on the date hereof or which are developed or acquired during the term of and in connection with this Agreement, which relate to or are used in conjunction with the development, manufacture or use of Licensed Product.

1.20                           “Knowledge” or “knowledge” shall mean, with respect to DepoMed, the actual knowledge of the executive officers of DepoMed, after reasonable inquiry directed to such employees of DepoMed who would reasonably be expected to have knowledge of relevant matters.

1.21                           “Licensed Product” shall mean a once daily oral formulation of the Active Ingredient in combination with the GR System.

1.22                           “Manufacture” means to process, prepare, make, and analyze, and Manufacturing and Manufactured have a corresponding meaning.

1.23                           “Market” means to promote, distribute, package, label, market, advertise, sell or offer to sell, and Marketing has a corresponding meaning.

1.24                           “NDA” shall mean a New Drug Application or equivalent application for approval to market submitted to the FDA.

1.25                           “Net Sales” shall mean the total of all amounts invoiced by BLI and its Affiliates for Licensed Product sold to independent, unrelated third parties in the Territory in bona fide arms-length transactions, less the following deductions actually allowed and taken by such third parties and not otherwise recovered by or reimbursed to BLI or its Affiliates: (i) trade, cash and quantity discounts in such amounts as are customary in the trade; (ii) rebates, credits or other reimbursements actually paid; (iii) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced; (iv) value added taxes when included as part of the sales price and not refunded to the payor; (v) freight, insurance, and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; and (vi) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions. Net Sales shall not include sales of a Licensed

Product between or among BLI and its Affiliates, or from BLI or an Affiliate of BLI to a sub-licensee, and shall not include Sub-Licensee Net Sales.

1.26                           “Orange Book” shall mean the “Approved Drug Products with Therapeutic Equivalence Evaluations” publication of the FDA.

1.27                           “Party” shall mean DepoMed or BLI, and Parties shall mean DepoMed and BLI.

1.28                           “Patent Rights” shall mean any patent application or issued patent covering Licensed Product or any improvement to Licensed Product or any methods for making or using Licensed Product or any improvement to such methods, which patents or patent applications are owned by or licensed to DepoMed as of the date hereof or which are developed or acquired by or licensed to DepoMed during the term of this Agreement, in the Territory, including any addition, continuation, continuation-in-part, or division thereof or any substitute application thereof, any reissue or extension of any such patent, and any confirmation patent, registration patent revalidation patent, or patent of addition based on any such patent, and includes without limitation the United States patents and patent applications, and foreign patents and applications set forth in Schedule 1.28.

1.29                           “Regulatory Data” shall mean all information and data necessary to obtain or maintain Regulatory Approval for Licensed Product in the territory, including post-approval reports, filings and submissions and shall include, but not be limited to, medical, toxicological, pharmacological and clinical data included within Technical Information.

1.30                           “Regulatory Approval” shall mean the permission or consent granted by any relevant Regulatory Authority for the Marketing of a Product in the BLI Territory, and includes all of the contents of the Application for Regulatory Approval as approved by that Regulatory Authority.

1.31                           “Regulatory Authority” shall mean, in respect of any country, any government or other agency responsible for the issuance of approval to Market pharmaceutical products in or sold from that country, including without limitation the FDA.

1.32                           “Sub-Licensee Net Sales” shall mean the total of all amounts invoiced by a sublicensee of BLI for sales of Licensed Product to independent, unrelated third parties in bona fide arms-length transactions, less the following deductions actually allowed and taken by such third parties and not otherwise recovered by or reimbursed to that sublicensee: (i) trade, cash and quantity discounts in such amounts as are customary in the trade; (ii) rebates, credits or other reimbursements actually paid; (iii) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced; (iv) value added taxes when included as part of the sales price and not refunded to the payor; (v) freight, insurance, and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; and (vi) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions.

1.33                           “Substitute Product” means any once daily oral formulation containing between 480 mg and 520 mg of Active Ingredient and utilizing technology other than the GR System and that does not infringe a Valid Claim of the Patent Rights, for which Regulatory Approval is obtained by way of a supplement or an amendment to the NDA filed for the Licensed Product.

1.34                           “Technical Information” shall mean all Know-How, and all trade secrets, inventions, data and technology relating to the Licensed Product, and any improvements and modifications to any of the foregoing, and includes, without limitation, processes and analytical methodology used in the development, testing, analysis and manufacture of the Licensed Product, and medical, clinical, toxicological and other scientific data relating to the Licensed Product.

1.35                           “Territory” shall mean all the United States of America (including Puerto Rico) and Canada.

1.36                           “Toxicology Studies” means any toxicology studies that have been conducted by or for BLI with respect to the Active Ingredient.

1.37                           “US GAAP” shall mean accounting principles generally accepted in the United States of America.

1.38                           “Valid Claim” shall mean a claim of an unexpired issued patent falling within Patent Rights, which claim shall not have been withdrawn, cancelled, disclaimed or held invalid by a court, tribunal, arbitrator or governmental agency of competent jurisdiction in a final or unappealed or unappealable decision.

1.39                           “Work Plan” shall mean a statement of the purposes, activities and goals to be utilized and performed in Developing a 500 mg strength of the Licensed Product, identifying the tasks and obligations to be undertaken by DepoMed and the timetable within which it is contemplated that DepoMed will complete each of those tasks and obligations, as the same may from time-to-time be refined by the DRT in accordance with this Agreement. The Work Plan as of the date hereof is attached hereto as Schedule 1.39.

2.                                      PRODUCT DEVELOPMENT

Work Plan

2.1                                 DepoMed shall, at its own expense but subject to the provisions of section 4.2, use diligent efforts (i) to carry out its obligations under this Agreement and the Work Plan to Develop a 500 mg strength of the Licensed Product, and (ii) to the extent specified in the Work Plan, design and undertake any required analytical testing and clinical studies.

2.2                                 BLI acknowledges that DepoMed has commenced the Development of the Licensed Product prior to the date hereof. All of the obligations of DepoMed under this Agreement or any Work Plan referred to in this Agreement shall commence as soon as reasonably possible, but no later than sixty (60) days, after the date hereof. DepoMed shall use diligent efforts to carry out such obligations in accordance with the time limits set out in the Work Plan. The Parties recognize that the time frames in the Work Plan include “Target Dates” and “Assumptions” and may be dependent on FDA actions.

2.3                                 DepoMed shall follow any direction and guidelines provided by the DRT, (provided such directions and guidelines are not inconsistent with the applicable Work Plan or this Agreement) in the Development of a 500 mg strength of the Licensed Product.

2.4                                 DepoMed shall be responsible for obtaining, at its own expense, all materials, supplies and resources required for the Development of a 500 mg strength of the Licensed Product in accordance with this Agreement and the Work Plan.

Protocols and Methods

2.5                                 DepoMed shall develop all of the analytical and clinical protocols that have not already been developed and that are required for Regulatory Approval of the Licensed Product, and shall provide copies of any such protocols to the DRT for review and approval before the commencement of any test or study in which that protocol is to be used. DepoMed shall conduct any tests or studies required by this Agreement or by the Work Plan only in accordance with protocols approved by the DRT.

2.6                                 DepoMed shall use diligent efforts to develop and validate all necessary analytical methods not already developed for the Licensed Product, and shall disclose those to the DRT for review and approval before use. BLI shall, at the request of DepoMed, provide to DepoMed any validated analytical methods known to BLI and that BLI may determine are useful in the development of the Licensed Product, but DepoMed shall not be obliged to use any such method unless DepoMed is unable to develop and validate any required analytical process.

Subcontracted Tests and Studies

2.7                                 None of the tests or studies required by the Work Plan, excluding those already sub-contracted, shall be sub-contracted by DepoMed unless the sub-contract is approved by the DRT. Provided that BLI or any contract research organization designated by BLI is capable of conducting any tests or studies required by the Work Plan within a time period set out in the Work Plan, DepoMed shall arrange for all of such studies to be conducted at the contract research facilities of BLI or such designated contract research organization.

DepoMed shall not be responsible for any deficiencies or defects in any studies conducted by a contract research organization designated by BLI pursuant to this section, or for any delays in the filing of an Application for Regulatory Approval caused by or arising from the use of any such contract research organization.

DepoMed Facilities and Employees

2.8                                 DepoMed shall use commercially reasonable efforts to ensure that any facilities at which all or part of the Development of the 500 mg strength of the Licensed Product is conducted complies with all required GMP Standards.

2.9                                 DepoMed shall use commercially reasonable efforts to ensure that any employee or sub-contractor of DepoMed to whom any Development work is assigned or sub-contracted is competent to perform the tasks assigned or sub-contracted at the time of such assignment or sub-contract, and shall at the request of the DRT replace any employee or sub-contractor determined on reasonable grounds by the DRT to lack the skills, competence or experience necessary to perform the Development work required.

2.10                           DepoMed shall bear the cost of any Development work that must be repeated because the facilities at which the work was conducted did not comply with all required GMP standards, or because the work was assigned or sub-contracted to persons who were not competent to do that work.

Development Review Team

2.11                           DepoMed and BLI shall within seven (7) days after the date hereof establish a Development Review Team (“DRT”), consisting of up to three representatives of DepoMed and up to three representatives of BLI. One of the DepoMed members, chosen at the sole discretion of DepoMed, shall serve as chair of the DRT.

2.12                           Regardless of the number of representatives from each party on the DRT, each Party shall present one consolidated view and, subject to the provisions of section 2.18, shall have one vote on any issue in dispute. All decisions of the DRT shall be made by majority vote. Each member of the DRT shall ensure that any issue for decision by the DRT has received the prior review and written approval of any appropriate internal management committees of the Party that he or she is representing on the DRT and shall be deemed to have all necessary authority to act and to vote on behalf of that Party. If the DRT fails to decide any matter before it for consideration in the manner required by this section, the matter shall be submitted to the Chief Executive Officer of DepoMed and the President of BLI for resolution. Any disputes within the DRT that remain unresolved after discussion between the Chief Executive of DepoMed and the President of the BLI, shall be resolved by the Chairman of BLI, acting in the best interests of the Development of the Licensed Product.

2.13                           Meetings of the DRT shall be held at least quarterly, or more frequently as mutually agreed upon, or whenever called by either DepoMed or BLI with not less than ten (10) days notice to the other Party unless such notice is waived, unless no later than thirty (30) days in advance of any meeting there is a determination by the DRT that no new business or other activity has transpired since the previous meeting, and that there is no need for a meeting. The DRT may, by mutual agreement, convene by means of telecommunication, video-conference or face-to-face meetings. The location of any face to face meetings shall alternate between the facilities of BLI’s Affiliate in Chantilly, Virginia, and the DepoMed facility in Menlo Park, California. DRT Each of DepoMed and BLI shall disclose to the other proposed agenda items reasonably in advance of each meeting of the DRT. Each of DepoMed and BLI shall bear its own costs for participation in the DRT.

2.14                           The first meeting of the DRT shall occur within seven (7) days after the date hereof for the purpose of supplementing all of the necessary details to the Work Plan, and to approve any protocols that have been submitted by for approval by the DRT at that time.

2.15                           At each meeting of the DRT, the DRT shall review the Development of the Licensed Product to date, and shall determine if any adjustments or refinements to the Work Plan are required. At each such meeting, the DRT shall review and approve the Development work to be carried out by DepoMed, and the protocols to be used in that Development work, in the calendar quarter following that meeting.

2.16                           Minutes of each DRT meeting shall be transcribed and issued by the Chairman or his designee within fifteen (15) days after each meeting and shall be approved as the first order of business at the immediately succeeding DRT meeting.

2.17                           DepoMed shall not be responsible for any delays or increased costs experienced or incurred in the Development of the Licensed Product as a consequence of a decision of the Chairman of BLI or his designate inconsistent with the views of DepoMed on that issue.

Change in Control of DepoMed

2.18                           Notwithstanding the provisions of sections 2.11 to 2.17, BLI shall have the right, upon any Change in Control of DepoMed, to appoint an additional voting member to the DRT, and upon that appointment, BLI shall have two votes and DepoMed shall have one vote.

3.                                      TERMINATION OF DEVELOPMENT

Inability of DepoMed to Continue Development

3.1                                 BLI may, by notice in writing to DepoMed, assume responsibility for the Development of the Licensed Product under the Work Plan if there is a Change in Control of DepoMed, or if BLI determines, in good faith, that DepoMed is unable to complete the Work Plan, except for any inability due to lack of funding available to DepoMed, to the satisfaction of BLI, or to Develop the 500 mg strength of the Licensed Product capable of receiving Regulatory Approval. BLI shall thereafter use diligent efforts to carry out the obligations of DepoMed under this Agreement and the Work Plan to Develop a 500 mg strength of the Licensed Product. DepoMed shall continue to fund the Development of the Licensed Product to the extent otherwise required by this Agreement, to the limit of the Development Budget.

Failure of DepoMed to Fund the Development

3.2                                 If DepoMed fails:

(a)                                  to carry out its obligations under the Work Plan, including the trial protocols, and the target dates set out in the first three pages of the Work Plan but excluding any time limits in those trial protocols; or

(b)                                 to fund the Development of the 500 mg strength of the Licensed Product; or

(c)                                  to fulfill its obligations under sections 2.1, 2.3, 2.4, 2.7, 6.1, 6.2 and 6.4 of this Agreement,

BLI, acting reasonably, but without affording DepoMed any time otherwise provided by this Agreement to cure any breach of this Agreement, may on notice in writing to DepoMed, assume responsibility for the Development of the Licensed Product and carry out those obligations, or engage a qualified third party to carry out those obligations, all at BLI’s expense.

3.3                                 Upon the delivery by BLI to DepoMed of a notice pursuant to Section 3.2, DepoMed shall assign to BLI any assignable contracts that DepoMed may have with any contract research organization under which any of the Development work is being conducted. BLI shall have no responsibility or liability for any such contracts that are not assigned to BLI.

4.                                      PRODUCT DEVELOPMENT COSTS

4.1                                 In consideration of the entering into of this Agreement by BLI, and the agreement by BLI to make the license payment required by Article 9 of this Agreement, and to pay the royalties required by section 12 of this Agreement, DepoMed agrees to carry out its obligations under this Agreement and the Work Plan for the Licensed Product after the Effective Date, as that Work Plan may be adjusted pursuant to section 2.15 of this Agreement.

4.2                                 Any costs required to obtain Regulatory Approval of the Licensed Product in the Territory other than the costs to be incurred by DepoMed under this Agreement and the Work Plan shall be paid by BLI.

5.                                      DISCLOSURE OF INFORMATION AND REPORTING

5.1                                 Upon execution of this Agreement and thereafter during the term hereof, each Party shall disclose to the other, in confidence under the terms of Article 8 hereof, Technical Information and Clinical Information, and copies of correspondence with any Regulatory Authority, as the same shall become available, including information and correspondence relating to the safety and efficacy of Licensed Product and any regulatory problems relating thereto, all to the extent necessary or useful to enable the receiving party to Develop, Manufacture or Market the Licensed Product in accordance with its obligations under this Agreement.

5.2                                 DepoMed shall deliver to BLI, within fourteen (14) days after any request of BLI for information about the Development of the Licensed Product, a written report setting out the steps taken by DepoMed to Develop the Licensed Product, and summaries of any tests or studies conducted by DepoMed on the Licensed Product since the last such report was delivered to BLI, and a comparison of the progress made in the Development of the Licensed Product against the Work Plan.

5.3                                 DepoMed shall deliver to BLI every ninety (90) days during the Development of the Licensed Product, at least seven (7) days in advance of each regularly scheduled meeting of the DRT, a written report setting out the steps taken by DepoMed to Develop the Licensed Product, summaries of any tests or studies conducted by DepoMed and all Clinical Information generated since the last such report was delivered, and a comparison of the progress made in the Development of the Licensed Product against the Work Plan. DepoMed shall provide to BLI those portions of any internal R&D report dealing with the Licensed Product.

5.4                                 DepoMed shall provide to BLI copies of all material correspondence, including correspondence with any Regulatory Authority, contracts with third parties including contract research organizations, and reports relating to the Development of the Licensed Product received by DepoMed from any contract research organization engaged by DepoMed to conduct any tests or studies relating to the Development of the Licensed

Product, as soon as reasonably possible, but no later than fifteen (15) days, after receipt of such correspondence or reports by DepoMed.

5.5                                 DepoMed shall complete the product development report required for an Application for Regulatory Approval within ten (10) months after the successful completion of the Work Plan.

Records and Reports

5.6                                 DepoMed shall maintain records, in sufficient detail and in compliance with GMP Standards and generally accepted accounting principles, and for a period of three (3) years after the completion of the Work Plan, which records shall fully and properly reflect all work done, and all results achieved by DepoMed in the performance of its obligations under this Agreement. Upon request, DepoMed shall provide copies of these records to BLI at BLI’s cost. BLI shall have the right, not more frequently than once per month, during normal business hours and upon one week’s notice, to inspect and copy all such records of DepoMed.

5.7                                 BLI shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit DepoMed at its offices and laboratories during normal business hours and upon one week’s notice, and to discuss the Work Plan, the progress of the Development work, its results, and the data and information generated, with the technical personnel and consultants of DepoMed.

5.8                                 Any report or protocol required by this Agreement to be approved by BLI shall be deemed to be approved by BLI upon the expiry of thirty (30) days from the date of delivery to BLI, unless BLI has within those thirty (30) days advised DepoMed of any defects or deficiencies in that report or protocol. BLI may designate any third person to inspect, under confidentiality, any such report or protocol, at BLI’s expense.

6.                                      INFORMATION FOR REGULATORY APPROVAL

6.1                                 DepoMed shall develop, and provide to BLI, all Technical Information relating to the Licensed Product that may be reasonably necessary to enable BLI to complete the CMC Section for  the Licensed Product. Any such information that DepoMed has in its possession at the Effective Date shall be provided within sixty (60) days after the Effective Date, or within such other time that the DRT may set, and thereafter such Technical Information shall be provided within twenty (20) Business Days of the acquisition or development of such information. Such information shall include, without limitation:

(a)                                  all manufacturing procedures and processes used to manufacture the Clinical Batches, including a copy of each master batch record used to manufacture the Clinical Batches, raw material lists and specifications, equipment lists and specifications;

(b)                                 master formula describing quantitative composition of all active and inactive components used to manufacture the Clinical Batches, together with the specifications for each component;

(c)                                  all in vitro and in vivo test methodologies, method validations, test results and product specifications generated by DepoMed in connection with the manufacture of the Clinical Batches;

(d)                                 all reports of stability studies conducted by DepoMed in connection with the manufacture of the Clinical Batches; and,

(e)                                  all other data and information in the possession of or available to DepoMed and required by or reasonably useful to BLI in the preparation of an Application for Regulatory Approval.

6.2                                 DepoMed shall deliver to BLI within sixty (60) days after the Effective Date, for each of the Clinical Batches of the Licensed Product, and in a form reasonably acceptable to BLI:

(a)                                  a GMP certificate duly prepared and signed by a senior quality assurance of compliance officer of DepoMed; and

(b)                                 any letters of access required to permit the FDA or any other Regulatory Authority in the Territory to access any drug master files or site reference files relating to the Licensed Product for the purpose of reviewing any Application for Regulatory Approval of the Licensed Product in the Territory; and

(c)                                  a Site Reference File for the DepoMed Facility at which the Clinical Batches for the Licensed Product were prepared; and

(d)                                 any other information related to the Licensed Product which is in the possession or control of DepoMed and is required for an Application for Regulatory Approval.

6.3                                 DepoMed shall provide to BLI such assistance as BLI may reasonably require in the preparation of the CMC Section of an Application for Regulatory Approval of the Licensed Product.

6.4                                 DepoMed shall develop and provide to BLI all Clinical Information relating to the Licensed Product that is Developed by DepoMed pursuant to this Agreement. Any such information that DepoMed has in its possession at the Effective Date shall be provided within sixty (60) days after the Effective Date, or within such other time that the DRT may set, and thereafter such Clinical Information shall be provided within twenty (20) Business Days of the acquisition or development of such information. DepoMed may retain copies of the Clinical Information and Technical Information for its own use as permitted by this Agreement.

7.                                      APPLICATION FOR REGULATORY APPROVAL

7.1                                 Provided that DepoMed has complied in all material respects with its obligations under of this Agreement, and that all of the other data and information required for that purpose are available to BLI in the form required for an Application for Regulatory Approval, and subject to any provisions of the Work Plan, BLI shall use all reasonable efforts to file, as soon as reasonably possible, at the expense of BLI, and in the name of BLI, or any Affiliate or sub-licensee of BLI, any Applications for Regulatory Approval required for the Licensed Product in the Territory.

7.2                                 Subject only to Section 20.4, BLI, or its Affiliate or sub-licensee, shall retain ownership of each Application for Regulatory Approval in the Territory, and all associated files and data and information relating to the Licensed Product, except for any Site Reference Files relating to the Licensed Product prepared by or for DepoMed. Any Regulatory Approval, import licenses, formulary listings or other licenses or approvals for the Licensed Product in the Territory, or any agency or instrumentality thereof authorizing import and/or sale of the Licensed Product shall be issued in the name of BLI or any Affiliate or sub-licensee of BLI.

8.                                      CONFIDENTIALITY.

8.1                                 Each of BLI and DepoMed shall maintain all Technical Information and Clinical Information, and any other information about this Agreement and the businesses or affairs of the other relating to the Licensed Product, in confidence, and shall not at any time disclose any such information to persons other than their Affiliates, officers, employees, agents, consultants, advisers, and licensees and potential sub-licensees, except where permitted by this Agreement, and only to the extent necessary for the purposes of this Agreement. BLI and DepoMed shall use such information only to the extent necessary or permitted by this Agreement, or required by law. BLI and DepoMed shall take all reasonable steps to ensure that their respective Affiliates, agents, officers, employees, representatives, consultants, advisors and licensees and potential licensees and sub-licensees maintain the obligations of confidence imposed on BLI and DepoMed by this Agreement.

8.2                                 Section 8.1 shall not apply to any Technical Information or Clinical Information that:

(a)                                  was known to BLI at the time of its disclosure by DepoMed;

(b)                                 has been published or is otherwise within the public knowledge or is generally known to the public;

(c)                                  has come into the public domain without any breach of this Agreement;

(d)                                 became known or available to BLI from a source having the right to make such disclosure to BLI and without restriction on such disclosure to BLI;

(e)                                  is disclosed to the public and is generally available to the public as a result of compliance with any applicable law or regulation; or

(f)                                    is disclosed as the result of any applications for patents relating to the Licensed Products anywhere in the world.

8.3                                 Each Party acknowledges that improper use or disclosure of information of the other Party that must be kept in confidence under Section 8.1 above would cause substantial harm to the other Party (in particular in barring patent protection for that Party’s technology), and that such harm could not be remedied by the payment of damages alone. Accordingly, each Party will be entitled to preliminary and permanent injunctive relief and other equitable relief for any breach of this Article 8 by the other Party, without prejudice to all other remedies available at law or in equity.

8.4                                 Notwithstanding the provisions of section 8.1 to 8.3, DepoMed shall not disclose to or discuss with any person employed or retained by, or associated in any way with Elan Corporation, PLC (“Elan”) or any Affiliate of Elan, any data or information concerning the development of the Licensed Product, the Work Plan or any business or financial information concerning the proposed Manufacture or Marketing of the Licensed Product by BLI.

9.                                      LICENSE PAYMENT BY BLI.

9.1                                 BLI shall make a payment to DepoMed of twenty five million US dollars (US$25,000,000) within thirty (30) days after the grant of Regulatory Approval of the first of the Licensed Product or a Substitute Product to receive Regulatory Approval in the United States. Any such payment in respect of a Substitute Product shall be in consideration of the rights granted to BLI in Article 11 of this Agreement, of the waiver by DepoMed of certain obligations of BLI under this Agreement, and of the reduction in the royalty rates applicable to certain sales as provided in Article 12.

10.                               LICENSE PAYMENT BY DEPOMED.

10.1                           DepoMed shall be entitled to use the Regulatory Data at any time after the Effective Date for the purpose of obtaining Regulatory Approval of the Licensed Product in jurisdictions outside of the Territory. In consideration for the right to use such Regulatory Data, and provided that BLI is not in default of any of its payment obligations under this Agreement, DepoMed shall pay to BLI, in each calendar quarter following the later of (1) the payment by BLI of the amount required by section 9.1; and (2) the first commercial sale of any product comprising the GR system and metformin as the sole active ingredient in any country outside the territory,:

(a)                                  [**] per cent ([**]%) of any licensing fees or milestone payments received by DepoMed from any licensee in that quarter, plus

(b)                                 the lesser of [**] dollars; and [**] per cent per cent ([**] %) of all amounts received by DepoMed from sales of any product comprised of the GR System in combination with metformin as the sole active ingredient in any country outside of the Territory

10.2                           The obligations of DepoMed under section 10.1 shall expire when the total amount that DepoMed has paid to BLI under section 10.1 first exceeds [**] dollars ($[**]).

10.3                           DepoMed may terminate its obligation under section 10.1 of this Agreement by paying to BLI the sum of [**] dollars ($[**]) at any time before the first commercial sale of any product comprising the GR system and metformin as the sole active ingredient in any country outside the territory.

11.                               LICENSE OF PRODUCT;

11.1                           DepoMed hereby grants to BLI an exclusive license in the Territory under Patent Rights, Know-How and Technical Information, with the right to grant sublicenses of the same scope as the license granted by this Agreement, (except that any sublicensee shall have no right to grant further sublicenses), to develop, have developed, Manufacture, Market and import Licensed Product in the Territory.

11.2                           BLI shall have the right to market and sell Licensed Product under any trademark or trademarks that BLI chooses and has the legal right to use, whether now or hereafter acquired or developed. Nothing herein shall be deemed to give either party any rights to the trademarks of the other party. BLI may freely refer to the trademark “GR System” with respect to Licensed Product so long as it is used in a form that is approved by DepoMed and protects the proprietary interests of DepoMed in such trademark. BLI shall endeavour to indicate in any promotional and marketing materials for the Licensed Product that the Licensed Products incorporates the GR System.

11.3                           BLI shall make, or shall cause an Affiliate or sub-licensee to make, the first commercial sale of the 500 mg strength of the Licensed Product in each country in the Territory within one hundred and twenty (120) days following the grant of Regulatory Approval in that country.

11.4                           BLI shall use diligent efforts in the marketing and sales of the 500 mg strength of the Licensed Product consistent with the same diligence that it pursues with products of its own with similar potential value.

12.                               ROYALTIES.

12.1                           In consideration for the license granted herein, and subject to the other provisions of this Article 12 of this Agreement, BLI shall pay to DepoMed an earned royalty of:

(a)                                  [**] per cent ([**]%) of the first US$[**] of aggregate Net Sales of Licensed Product in the Territory in each calendar year;

(b)                                 [**] per cent ([**]%) of the next US$[**] of such aggregate Net Sales in the Territory in each calendar year; and

(c)                                  [**] per cent ([**]%) of all aggregate Net Sales in the Territory in excess of US$[**] in each calendar year.

12.2                           In consideration for the license granted herein, and in addition to the royalties payable under section 12.1 if this Agreement, and subject to the other provisions of this Article 12 of this Agreement, BLI shall pay to DepoMed an earned royalty of:

(a)                                  [**] per cent ([**]%) of the first US$[**] of aggregate Sub-Licensee Net Sales of Licensed Product in the Territory in each calendar year;

(b)                                 [**] per cent ([**]%) of the next US$[**] of such aggregate Sub-Licensee Net Sales in the Territory in each calendar year; and

(c)                                  [**] per cent ([**]%) of all aggregate Sub-Licensee Net Sales in the Territory in excess of US$[**] in each calendar year.

12.3                           In addition to the royalties payable pursuant to sections 12.1 and 12.2 of this Agreement, and subject to in the other provisions of this Article 12 of this Agreement, BLI shall pay to DepoMed an additional royalty of:

(a)                                  [**] per cent ([**]%) of the first US$[**] of the aggregate Net Sales and Sub-Licensee Net Sales of Licensed Product in the Territory in each calendar year; and

(b)                                 [**] per cent ([**]%) of the aggregate Net Sales and Sub-Licensee Net Sales of Licensed Product in the Territory in excess of US$[**] in each calendar year.

12.4                           BLI shall pay the earned royalties required by sections 12.1, 12.2 and 12.3 in respect of the Net Sales and Sub-Licensee Net Sales of the Licensed Product in each country in the Territory until:

(a)                                  the expiry of [**] years from the first commercial sale of Licensed Product in that country; or

(b)                                 the Licensed Product is no longer covered by a Valid Claim of an issued patent included in Patent Rights in that country,

whichever is later.

12.5                           Subject to the provisions of section 12.10, if at any time during the term of this Agreement, Licensed Product is not, or is no longer, covered by a Valid Claim of an issued patent included in Patent Rights in any country in the Territory, but the [**] year period referred to in section 12.4(a) has not expired in that country, then the Net Sales and Sub-Licensee Net Sales in that country that are subject to payment of earned royalty shall be reduced to one-half of such actual Net Sales and Sub-Licensee Net Sales.

12.6                           Upon the expiration of the obligations of BLI to make the royalty payments required by sections 12.1, 12.2 and 12.3 in any country in the Territory, BLI shall have a fully paid-up, royalty free license to develop, have developed, make, have made, use, sell and import Licensed Product in that country.

Reduction of Royalties

12.7                           BLI, at its election exercisable on ten (10) days notice in writing delivered to DepoMed at any time during the term of this Agreement, may terminate its obligation to make the royalty payment required by section 12.3 of this Agreement by paying to DepoMed the sum of thirty five million (US$35,000,000).

12.8                           In the event that a court or governmental agency compels BLI to grant a sub-license to any third party for Licensed Product [**].

12.9                           If BLI has assumed responsibility for the Development of the 500 mg strength of the Licensed Product pursuant to section 3.2 of this Agreement:

(a)                                  the royalty rate payable pursuant to section 12.3 shall be reduced to [**]; and

(b)                                 the amount payable under section 12.7 by BLI to terminate its obligation to make the royalty payment required by section 12.3 of this Agreement shall be reduced [**].

12.10                     If as a result of any litigation brought by BMS or any successor to BMS against DepoMed arising out of any of the matters set out in schedule 17.1 the Patent Rights are invalidated to the extent that the Licensed Product is not covered by a Valid Claim in any of the patents within the Patent Rights that are eligible for listing in the Orange Book, then the Net Sales and Sub-Licensee Net Sales that are subject to payment of earned royalty shall be reduced to [**] of such actual Net Sales and Sub-Licensee Net Sales.

Royalty Reports and Payments

12.11                     Earned royalty payments hereunder shall be made within forty-five days following the end of each calendar quarter, and each payment shall include royalties which shall have accrued during said calendar quarter. Such quarterly payments shall be accompanied by a report setting forth separately the Net Sales of Licensed Product sold during said calendar quarter in each country in the Territory, the basis for any reduction in those earned royalties taken pursuant to this Agreement, and the calculation of earned royalties payable for such calendar quarter.

12.12                     No multiple royalties shall be payable because Licensed Product, its manufacture, use or sale is or shall be covered by more than one Patent Right.

12.13                     The remittance of royalties payable on Net Sales outside the United States shall be made to DepoMed in United States dollars at the free market rate of exchange of the currency, as published in the most recent issue of the Wall Street Journal (New York edition), of the country from which the royalties are payable on the particular date the particular United States dollars are transmitted for payment as royalties, less any withholding or transfer taxes which are applicable. BLI shall supply DepoMed with proof of payment of any taxes deducted from the royalties payable to DepoMed and paid on DepoMed’s behalf.

12.14                     If the transfer or the conversion of all or a part of the remittance into the United States dollar equivalent in any such instance is not lawful or possible, the payment of such part of the royalties shall be made by the deposit thereof, in the currency of the country where the sale on which the royalty was based was made, to the credit and account of DepoMed or its nominee in any commercial bank or trust company of DepoMed’s choice located in that country. Notification of such choice of bank or trust company shall be given to DepoMed at least thirty days prior to the date that any payment is due. Prompt notice of deposits by BLI shall be given to DepoMed. Any tax burden levied by any country on payments due or made by BLI to DepoMed under this Agreement shall be borne by DepoMed.

Records and Audits

12.15                     BLI and its Affiliates shall keep and maintain, and shall cause its sub-licensees and assigns to keep and maintain, records of Net Sales and Sub-Licensee Net Sales. Such records shall be open to inspection by DepoMed or, in the case of sub-licensees and assigns, by BLI on behalf of DepoMed, at any mutually agreeable time during normal business hours within two years after the royalty period to which such records relate by an independent certified public accountant (or the equivalent in countries other than the United States) reasonably acceptable to BLI but selected by DepoMed. Said accountant shall have the right to examine the records kept pursuant to this Agreement and report findings of said examination of records to DepoMed only insofar as it is necessary to evidence any error on the part of BLI. This right of inspection shall be exercised only once with respect to each country in the Territory for any calendar year. The cost of such inspection shall be borne by DepoMed unless the result of such examination is the determination that Net Sales in a particular country have been understated by at least [**] percent for any calendar year in which event BLI shall bear the reasonable cost of such inspection for such country.

Licensed Product Substitution

12.16                     If at any time during the Term of this Agreement BLI determines that the 500 mg strength of the Licensed Product should not be Marketed in the Territory, BLI may Market, and authorize any sub-licensee to Market, a Substitute Product. BLI shall pay to DepoMed the royalties that would be required by this Article 12 if the Substitute Product were a Licensed Product, in respect of all net sales of that Substitute Product by BLI or by its sub-licensee, calculated in a manner consistent with sections 1.25 and 1.32 of this

Agreement. Such payment respecting Substitute Product shall be supported by the consideration set out in section 9.1 of this Agreement. Provided that BLI makes the payments required by this Agreement in respect of such Substitute Product, BLI shall not be deemed to be in default of its obligations under this Agreement by reason of that substitution or its failure to Market the Licensed Product.

13.                               TECHNOLOGY TRANSFER.

13.1                           DepoMed shall at the written request of BLI (a) disclose and transfer to BLI all of the Technical Information and (b) provide to BLI such training and support as BLI reasonably requires to enable BLI to efficiently and economically optimize use of the Technical Information in the Manufacture and Marketing of the Licensed Product (the “Technology Transfer”). DepoMed shall provide sufficient personnel to assist in the Technology Transfer as described in this Article 13. DepoMed shall cooperate with BLI to ensure that the Technology Transfer may be completed as expeditiously as possible. BLI shall reimburse DepoMed for any travel and accommodation expenses reasonably incurred by DepoMed in connection with such assistance.

13.2                           The training and support to be provided by DepoMed to BLI throughout the Technology Transfer for the Licensed Product shall include, without limitation:

(a)                                  training and support in the DepoMed Facility at which the Licensed Product has been manufactured in all of the methods necessary to practice the Technical Information in the formulation, development and manufacturing of the Licensed Product;

(b)                                 demonstration of, and support and training in, the use of any manufacturing equipment necessary for the use of the Technical Information at a BLI facility and in the operational and performance qualifications of such equipment at that BLI facility,

(c)                                  technical support for the operational start-up of that manufacturing equipment at that BLI facility,

(d)                                 demonstration of, and support and training in, the manufacturing processes using the Technical Information at that BLI facility, and

(e)                                  technical support for the successful manufacturing by BLI of three validation batches of the Licensed Product at that BLI facility.

13.3                           In addition, a reasonable number of employees of BLI and its Affiliates shall be entitled to visit the DepoMed Facility to observe relevant processes involving the Technical Information in operation. DepoMed shall provide technical consultation reasonably requested by BLI on an as-needed basis following Regulatory Approval of Product for any reasonable time period requested by BLI. DepoMed also shall be available, at the reasonable request of BLI, for consultation during any regulatory inspection or to assist in responding to regulatory questions that may occur during the prosecution of any Application for Regulatory Approval of the Licensed Product.

13.4                           BLI shall use the Technical Information transferred pursuant to this Agreement only in accordance with this Agreement and shall not use it for any other purpose.

Toxicology Studies

13.5                           If BLI terminates this Agreement other than for Cause, BLI shall provide to DepoMed a copy of the Toxicology Studies and the results thereof for use by DepoMed only for the purposes of seeking Regulatory Approval of the 500 mg strength of the Licensed Product pursuant to section 505(b)(1) of the Food, Drugs and Cosmetic Act, or any comparable regulatory legislation in the Territory.

13.6                           In consideration for the use by DepoMed, and only if used by DepoMed, the right granted by BLI to DepoMed in section 13.5, DepoMed shall pay to BLI:

(a)                                  [**] per cent ([**]%) of any licensing fees or milestone payments received by DepoMed from any licensee in that quarter, plus

(b)                                 [**] per cent ([**]%) of all amounts received by DepoMed from sales of any product for which Regulatory Approval is obtained by referring to the Toxicology Studies.

14.                               COMBINATION PRODUCT.

Option to Combination Product.

14.1                           During the period beginning on the Effective Date and ending on the termination of this Agreement, BLI shall have the option to enter into a license agreement with respect to or otherwise acquire rights to commercialize any fixed dose combination product incorporating metformin and any hypoglycemic compound as active ingredients (a “Combination Product”) developed by DepoMed on terms and conditions to be negotiated by the parties. DepoMed shall not license, or otherwise grant rights to, a Combination Product to any third party other than BLI prior to the termination of this Agreement without the prior written consent of BLI.

15.                               PATENTS, INFRINGEMENT.

BMS Litigation

15.1                        DepoMed shall retain carriage and control of the litigation commenced by DepoMed relating to the matter referred to in Schedule 17.1 attached hereto. DepoMed shall, to the fullest extent practicable, provide BLI with copies of all pleadings, discoveries, depositions, expert reports and witness statements filed or intended to be filed in that litigation. [**]  BLI shall have the right, at its own expense, to be represented by counsel in any such litigation. DepoMed shall use diligent efforts to keep BLI fully advised of the status of the action and of all significant steps taken by any party to that action. DepoMed shall have the final decision on any substantive issues in the conduct of that litigation.

Other Infringement

15.2                           If either party determines that any of the Patent Rights have been infringed by the Manufacture or Marketing in the Territory of a product containing metformin as its sole active ingredient, such party shall give to the other party notice of such alleged infringement, in which event BLI may at its discretion take such steps as it may consider necessary to prosecute such infringement. BLI may not settle any such litigation in a manner that adversely affects the rights of DepoMed hereunder without the consent of DepoMed, which consent shall not be unreasonably withheld. DepoMed shall have the right, at its own expense, to be represented by counsel in any such litigation. If BLI, after such notice, elects not to bring suit, it shall notify DepoMed of such election within thirty days after receipt of such notice and DepoMed shall then have the right to bring suit at its own expense. DepoMed shall also have the right to bring suit if BLI fails to institute suit within ninety days from the date of the original notice of infringement by DepoMed.

15.3                           In any litigation brought by BLI under section 15.2, but excluding any litigation relating to the matter referred to in Schedule 17.1 attached hereto, BLI shall notify DepoMed of the commencement of that litigation and shall have the right to use and sue in DepoMed’s name, and DepoMed shall have the right, at its own expense, to be represented by counsel. In any such litigation, DepoMed may elect by notice to BLI to [**]. Such election by DepoMed shall be made not later than 60 days from the date such litigation is commenced. BLI may not settle any such litigation in a manner that adversely affects the rights of DepoMed hereunder without DepoMed’s consent, which consent shall not be unreasonably withheld.

15.4                           In any litigation brought by DepoMed following an election by BLI pursuant to section 15.3 not to bring suit, DepoMed shall notify BLI of the commencement of that litigation and shall have the right to use and sue in BLI’s name, and BLI shall have the right, at its own expense, to be represented by counsel. In any such litigation, BLI may elect by notice to DepoMed to [**]. Such election by BLI shall be made not later than 60 days from the date of the commencement of any such action. DepoMed may not settle any such litigation in a manner that adversely affects the rights granted to BLI under this Agreement without BLI’s consent.

Infringement of Third party Patents

15.5                           In the event of a judgment in any suit, except the litigation referred to in sections 15.6 through 15.10 and 17.1, requiring BLI to pay damages or a royalty to a third party or in the event of a settlement of such suit or threatened suit consented to by DepoMed (which consent shall not be unreasonably withheld) requiring damages or royalty payments to be made, [**].

Consequences of BMS Litigation

15.6                           If as a result of any litigation brought by BMS or any successor to BMS against DepoMed relating to the matters set out in schedule 17.1 and asserting that DepoMed is not the owner of the Licensed Product or of the technology embodied in the Licensed Product, BLI is ordered by a Final Judgment to cease sales of the Licensed Product, DepoMed shall [**].

(a)                                  [**]; and

(b)                                 [**].

15.7                        If as a result of any litigation brought by BMS or any successor to BMS against DepoMed relating to the matters set out in schedule 17.1 and asserting that DepoMed is not the owner of the Licensed Product or of the technology embodied in the Licensed Product, BLI is required to pay to BMS, by a Final Judgment or by way of settlement, any amount including any damages, profits or royalties, DepoMed shall [**].

15.8                        If as a result of a Final Judgment in any litigation brought by BMS or any successor to BMS against DepoMed arising out of any of the matters set out in schedule 17.1 the Patent Rights are invalidated to the extent that the Licensed Product is not covered by a Valid Claim in any of the patents within the Patent Rights that are eligible for listing in the Orange Book, DepoMed shall [**].

15.9                           DepoMed shall pay any amounts owing to BLI under sections 15.6 to 15.8 of this Agreement after the entry of any Final Judgment in quarterly payments, payable within thirty days after the end of each calendar quarter, equal to the lesser of, in respect of each calendar quarter:

(a)                                  [**]; and

(b)                                 [**].

provided, however, that no quarterly payment shall be less than [**] of the Cash Flow for that calendar quarter.

15.10                     DepoMed may, by notice in writing to BLI, elect to reduce the quarterly payments to be made pursuant to section 15.9 by permitting BLI to offset the amount of any such quarterly payment against any royalties payable by BLI to DepoMed under this Agreement.

16.                               OWNERSHIP OF INVENTIONS AND KNOW-HOW

Ownership of Intellectual Property Rights

16.1                           Each of BLI and DepoMed shall retain its rights in and/or title to all Inventions which it owned or controlled prior to the date hereof.

16.2                           All Inventions relating to the Licensed Product made by any Party outside the scope of work set out in the Work Plan for the Licensed Product, or after the completion of the Work Plan for the Licensed Product, shall belong to the Party making that Invention.

16.3                           All Inventions made by BLI or by DepoMed in the performance of their respective obligations under this Agreement or the Work Plan shall be owned as follows:

(a)                                  any such Inventions relating to the formulations of the Licensed Product, to the GR System, or to any process for manufacturing the Licensed Product shall belong to DepoMed; and

(b)                                 any such Inventions relating to the clinical use of the Licensed Product shall belong to BLI.

16.4                           The determination of inventorship for Inventions shall be made in accordance with applicable laws relating to inventorship set forth in the patent laws of the United States (Title 35, United States Code).

16.5                           Except as expressly provided in this Agreement, each joint owner may make, use, sell, keep, license, assign, or mortgage any jointly owned Inventions, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, to the extent of the joint owner’s interest therein, without the consent of and without accounting to the other joint owner.

16.6                           Each of BLI and DepoMed shall cause any inventor of any Invention employed by BLI or DepoMed respectively to assign any and all rights that any such inventor may have in any such Invention to BLI or to DepoMed, as contemplated by this Agreement, and shall at no further cost to BLI execute any documents that may reasonably be required to apply for and to obtain any such patents.

Disclosure of Inventions

16.7                           Each of DepoMed and BLI shall endeavour to advise the other of any Inventions and of any patent applications that it intends to file that may be subject to the provisions of this Article 15.8, as promptly as possible, to arrange, to the fullest extent possible, for simultaneous filing of applications where appropriate and to avoid as much as possible any disclosure that may be considered to be prior art to an application filed by the other Party.

Filing and Prosecution of Patent Applications by BLI

16.8                           BLI shall have right and the responsibility for filing, prosecuting and maintaining patents and patent applications for all Inventions owned by BLI.

16.9                           BLI shall advise DepoMed in writing of its plans to file patent applications for any such Invention, and of the countries in which BLI intends to file such applications. DepoMed may at its own expense file an application for any Invention in any country in respect of which BLI has not indicated it will file an application. Any such application filed by

DepoMed and any patent issuing therefrom shall be filed in the name of the inventors or of BLI and shall at the request of DepoMed be assigned to DepoMed.

Filing and Prosecution of Patent Applications by DepoMed

16.10                     DepoMed shall have right and the responsibility for filing, prosecuting and maintaining patents and patent applications for all Inventions owned by DepoMed in each country in the Territory. DepoMed shall disclose to BLI the complete texts of all patent applications filed by DepoMed that relate to the Licensed Product owned by DepoMed, as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving such a patent application anywhere in the world. BLI shall have the right to review all such pending applications and other proceedings and make recommendations to DepoMed concerning such applications. DepoMed shall keep BLI promptly and fully informed of the course of patent prosecution or other proceedings relating to any such invention, and shall provide to BLI copies of any substantive communications submitted to or received from patent offices throughout the world.

16.11                     BLI shall have the right to assume responsibility for any patent or patent application relating to the Licensed Product that DepoMed intends to abandon or otherwise cause or allow to be forfeited. DepoMed shall give BLI reasonable written notice prior to abandonment or other forfeiture of any patent or patent application so as to permit DepoMed to exercise its rights under this section at its own expense.

Enforcement of Intellectual Property Rights

16.12                     Each of BLI and DepoMed shall immediately report to the other any infringement or any unauthorized use or misuse of the DepoMed Technology or the BLI Technology that may come to its attention.

17.                               REPRESENTATIONS AND WARRANTIES; NON-COMPETITION

Representations and Warranties of DepoMed

17.1                           DepoMed expressly warrants and represents to BLI that:

(a)                                  subject only to the possible claim described in Schedule 17.1, and to DepoMed’s knowledge, DepoMed has full right, title, and interest in and to or the right to practice all presently existing Patent Rights, Know-How, and Technical Information relating to Licensed Product;

(b)                                 there are no outstanding written or oral agreements inconsistent with this Agreement; and

(c)                                  subject only to the possible claim described in Schedule 17.1, and to DepoMed’s knowledge, it is empowered and has the right to enter into this Agreement and to grant the licenses provided herein without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of BLI under this Agreement; and

(d)                                 subject only to the patent application referred to in Schedule 17.1, DepoMed has no knowledge of any patents or patent applications owned by a third party and not licensed to DepoMed that would be infringed by the practice of the presently existing Patent Rights, Know-How or Technical Information or by the Manufacture or Marketing of the Licensed Product in the Territory nor has DepoMed received any claims by third parties with respect to such matters;

(e)                                  that all data and information to be supplied to BLI will, at the time the data and information are disclosed, accurately reflect the results of the tests and studies performed, and all other information relating to the Licensed Product, known to DepoMed;

(f)                                    subject only to the possible claim described in Schedule 17.1, DepoMed has no knowledge of any claim that any Third party asserts ownership rights in any of the Patent Rights, Know-How, and Technical Information,

(g)                                 subject only to the possible claim described in Schedule 17.1, and to the patent application referred to in Schedule 17.1 DepoMed has no knowledge that DepoMed’s or its subsidiaries’ use of any of the Patent Rights, Know-How, or Technical Information infringes any right of any third party,

(h)                                 except for general disclosures that have not been and will not be in detail sufficient to enable the recipient to manufacture the Licensed Product, and to DepoMed’s knowledge, DepoMed’s Technical Information has not been disclosed to others, and will not be disclosed to persons other than BLI, except pursuant to appropriate confidentiality agreements or to the extent disclosed in the patents, or as otherwise expressly permitted by this Agreement;

(i)                                     DepoMed will diligently carry out the Development of the Licensed Product in accordance with its obligations under the Work Plan and this Agreement; and

(j)                                     The formulation of the Licensed Product Developed by DepoMed under this Agreement will contain only ingredients, and in the quantities, that are listed in the inactive ingredient guide as issued and upgraded periodically by the FDA, that are approved by the FDA for use in pharmaceutical preparations intended for oral administration to humans, that are in compliance with the Reference listed product and for which there is a Drug Master File available in all countries in the Territory where Drug Master Files are required.

Mutual Representations and Warranties

17.2                           Each party hereby represents and warrants to the other party as follows:

(a)                                  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by its Board of Directors;

(b)                                 There is no pending or, to its knowledge, threatened litigation involving it which would have any material adverse effect on this Agreement or on its ability to perform its obligations hereunder except, in the case of DepoMed, as set forth in Schedule 17.1 attached hereto; and

(c)                                  There is no indenture, contract, or agreement to which it is a party or by which it is bound which prohibits or would prohibit the execution and delivery by it of this Agreement or the performance or observance by it of any material term or condition of this Agreement except, in the case of DepoMed, as set forth in Schedule 17.1 attached hereto.

Non-Competition

17.3                           DepoMed covenants and agrees with BLI that, during the term of this Agreement, DepoMed shall not, in the Territory, whether for its own or any Affiliate’s account or for the account or benefit of any third party, make, have made, use, import, offer for sale, sell, or otherwise commercialize: (i) any product that includes the Active Ingredient or any other salt, chiral forms or metabolites of metformin except as contemplated by this Agreement; or (ii) any Combination Product, or authorize, permit or assist any other person to do any of the foregoing, except as permitted by this Agreement.

18.                               INDEMNIFICATION

Indemnification of DepoMed

18.1                           BLI shall indemnify and hold harmless DepoMed and its officers, directors, employees and agents against and from any losses, damages, injuries, liabilities, claims, demands, settlement, judgments, awards, fines, penalties, taxes, fees, charges, or expenses (including reasonable attorneys’ fees) of DepoMed or any of its officers, directors, employees or agents arising from or relating to:

(a)                                  The breach or inaccuracy in any material respect of any BLI representation or warranty contained in Article 17 of this Agreement;

(b)                                 Any claim that Licensed Product packaging, labels, inserts and marketing and sales materials infringe a trademark, trade dress or copyright of a third party in the Territory;

(c)                                  Any injury or alleged injury to any person (including death) or to the property of any person not a party hereto arising out of the gross negligence or intentional act or omission of BLI or its employees or agents relating to the manufacture or sale of Licensed Product;

(d)                                 The use, manufacture, promotion, marketing and sale of Licensed Product by BLI, its Affiliates, its sublicensees, distributors and customers; or

(e)                                  The enforcement of DepoMed’s indemnification rights hereunder.

Indemnification of BLI

18.2                           DepoMed shall indemnify and hold harmless BLI and its officers, directors, employees and agents against and from any losses, damages, injuries, liabilities, claims, demands, settlement, judgments, awards, fines, penalties, taxes, fees, charges or expenses (including reasonable attorneys’ fees) of BLI or a third party arising from or relating to:

(a)                                  The breach or inaccuracy in any material respect of any DepoMed representation, warranty or covenant contained in Article 17 of this Agreement;

(b)                                 Any injury or alleged injury to any person (including death) or to the property of any person not a party hereto arising out of the gross negligence or intentional act or omission of DepoMed or its employees or agents relating to Licensed Product; or

(c)                                  Any injury or alleged injury to any person (including death) or to the property of any person not a party hereto arising out of the use of the GR System in the Licensed Product; or

(d)                                 The enforcement of BLI’s indemnification rights hereunder.

18.3                           If any indemnified Party intends to claim indemnification under this Article 18 it shall promptly notify the other Party in writing of such alleged claim. The indemnifying Party shall have the sole right to control the defense and settlement thereof. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 18. The indemnified Party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying Party. In addition, the indemnifying Party shall be subrogated to the rights of the indemnified Party against any third party, and such indemnified Party hereby assigns to the indemnifying Party all claims, causes of action and other rights that the indemnified Party may then have against any third party, including Affiliates and sublicensees, with respect to the claim, suit or proceeding. Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that any Party shall fail to perform its indemnification obligations under Section 18.1 or Section 18.2, such Party owing a duty of indemnification hereby assigns to the indemnified Party to whom indemnification is owed all claims, cause of action and other rights that the Party owing such duty may then have against any third party, including Affiliates and sublicensees with respect to the claim, suit or proceeding.

19.                               TERM

19.1                           Unless sooner terminated as herein provided, this Agreement shall become effective on the Effective Date and shall continue in effect thereafter until it is terminated in accordance with the terms hereof.

20.                               EXPIRY AND TERMINATION

20.1                           This Agreement shall not become effective until any applicable waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

20.2                           Unless earlier terminated pursuant to Section 20.3 below, this Agreement shall not expire. Upon the expiration of the payment term for the license grant in all countries as set forth in Article 11, BLI shall have a fully-paid up, perpetual and non-terminable exclusive license in the Territory for the Licensed Product.

20.3                           At any time during the Term of this Agreement, either BLI or DepoMed may terminate this Agreement forthwith for cause, as “Cause” is described below, by giving written notice to the other party. “Cause” for termination by one party of this Agreement shall be deemed to exist (i) if the other party is in material breach or default in the performance or observance of any of the provisions of this Agreement applicable to it, and such breach or default is not cured within sixty days (or thirty days in the case of failure to make royalty or other payments due hereunder) after the giving of notice by the party specifying such breach or default, or (ii) if, with respect to the other party:

(a)                                  (i) a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect shall be instituted by such party, or such party shall consent to the entry of any order for relief in an involuntary case under any such law; (ii) a general assignment for the benefit of creditors shall be made by such party; (iii) such party shall consent to the appointment of or possession by a receiver, liquidation, trustee, custodian, sequestrator or similar official of the property of such party or of any substantial part of its property; or (iv) such party shall adopt a directors resolution in furtherance of any of the foregoing actions specified in this subsection (a); or

(b)                                 a decree or order for relief by a court of competent jurisdiction shall be entered in respect of such party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, trustee, sequestrator or other similar official of such party to wind up or liquidate its affairs, and any such decree or order shall remain unstayed or undischarged and in effect for a period of sixty days.

20.4                           Upon termination by DepoMed for Cause, BLI shall, at the request of DepoMed, assign to DepoMed the Regulatory Approval for the Licensed Product in each country in the Territory, within ten (10) days after DepoMed has paid to BLI all of the costs incurred by BLI in the Development of the Licensed Product and in obtaining Regulatory Approval of the Licensed Product.

20.5                           Except as set forth in Sections 20.1 and 20.4, upon termination of this Agreement pursuant to section 20.3, the licenses granted to BLI in Sections 11.1 and 11.2 of this Agreement shall terminate. Notwithstanding such termination, and subject to the terms and conditions of this Agreement, BLI may dispose of, by sale or otherwise, any remaining inventory of Licensed Product that BLI may have in its possession or control on the date of termination.

20.6                           Termination shall not release BLI or DepoMed from any obligations or liabilities that matured prior to termination, including without limitation the obligations of BLI to make any payments owing at the time of termination through the date of termination. If the terms of this Agreement expressly state that a right or obligation shall survive expiration or termination of this Agreement, such right or obligation shall survive expiration or termination to the degree necessary to allow complete fulfilment or discharge of the right or obligation. The provisions of Articles 8, 17, 18 and 21 of this Agreement shall survive the expiration or termination of this Agreement.

20.7                           In the event of termination or expiration, each of DepoMed and BLI shall retain ownership of the ideas, inventions, discoveries, developments, designs, trademarks, trade secrets, improvements, know-how, process, procedures, techniques, formulae, computer programs, drawings, technology(ies) and intellectual and industrial property accorded to each under the terms of this Agreement.

21.                               PUBLICITY.

21.1                           Neither party will originate any publicity, news release, public comment or other public announcement, written or oral, whether to the press, to stockholders, or otherwise, relating to this Agreement, without the written consent of the other party, except for such announcement which, in accordance with the advice of legal counsel to the party making such announcement, is required by law. The party making any announcement which is required by law will, unless prohibited by law, give the other party an opportunity to review the form and content of such announcement and comment before it is made. Either party shall have the right to make such filings with governmental agencies as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate.

22.                               ASSIGNABILITY.

22.1                           This Agreement may be assigned by either party to an Affiliate or as part of the sale by either party of all of its business of which this Agreement may be a part without the consent of the other party; provided, however, that DepoMed shall not assign this Agreement to an Affiliate that is not reasonably capable of performing all of DepoMed's obligations under this Agreement. Except as permitted by this Section 22.1 DepoMed shall not assign any rights licensed to BLI under this Agreement. BLI may assign or delegate any of its obligations under this Agreement to any Affiliate of BLI reasonably capable of performing such obligations. This Agreement may not otherwise be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

22.2                           No assignment permitted by this Article 22 shall serve to release either party from liability for the performance of its obligations hereunder.

23.                               PATENT LIFE EXTENSION.

23.1                           Each party undertakes to inform the other party of:

(a)                                  the date of filing any Applicable Permit covering Licensed Product in a given country;

(b)                                 the date of approval by the FDA or its equivalent from the relevant authority in the country, if required;

(c)                                  the date of obtaining Product approval (or equivalent authorization) from the FDA or its equivalent in a given country;

(d)                                 if applicable, the date of obtaining the price approval in a given country as well as the amount of the price approval with regard to any such country;

(e)                                  the date of the first sale of Licensed Product in a given country; and

(f)                                    any events which might be material to the other party in connection with a possible extension of the patent protection term.

24.                               NOTICES.

24.1                           All notifications, demands, approvals and communications required to be made under this Agreement shall be given in writing and shall be effective when either personally delivered or sent by facsimile if followed by prepaid air express addressed as set forth below. The parties hereto shall have the right to notify each other of changes of address during the Term of this Agreement.

DepoMed, Inc.
1360 O’Brien Drive
Menlo Park, California 94025
Attention: President

Facsimile: 650-462-9991

With a copy to:

Heller Ehrman White & McAuliffe LLP
275 Middlefield Road
Menlo Park, California 94025
Attention: Julian N. Stern
Facsimile: 650-324-0638

Biovail Laboratories Incorporated
Chelston Park
Building 2, Collymore Rock
St. Michael BH1
Barbados, West Indies

Attention: Mr. Eugene Melnyk, President and Chief Executive Officer
Facsimile No.: 246 427 7085

With a copy to:

Biovail Corporation
2488 Dunwin Drive
Mississauga, Ontario
L5L 1J9

Attention: Mr. Ken Cancellara, Senior Vice President and General Counsel
Facsimile: 416 285 6499

Any such notice mailed as aforesaid shall be deemed to have been received by and given to the addressee on the date specified on the notice of receipt and delivery evidenced to the sender.

25.                               FORCE MAJEURE.

25.1                           In the event of any failure or delay in the performance by a party of any provision of this Agreement due to acts beyond the reasonable control of such party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of God, or compliance with or other action taken to carry out the intent or purpose of any law or regulation, or an order or judgment of any court of competent jurisdiction, whether interim, temporary, interlocutory or permanent), then such party shall have such additional time to perform as shall be reasonably necessary under the circumstances. In the event of such failure or delay, the affected party will use its diligent efforts, consonant with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible.

25.2                           In the event that a party is unable to perform any of its obligations under this Agreement by a reason described in Section 0 above, the obligations under this Agreement shall be suspended during such time of non-performance.

26.                               MISCELLANEOUS.

26.1                           This Agreement defines the full extent of the legally enforceable undertakings of the parties hereto. No promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Both parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby neither has relied upon any statements or representations, written or oral, other than those explicitly set forth in this Agreement.

26.2                           It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement which substantially affects the commercial basis of this Agreement shall be determined to be invalid or unenforceable, such provision shall be amended as hereinafter provided to delete therefrom or revise the portion thus determined to be invalid or unenforceable. Such amendment shall apply only with respect to the operation of such provision of this Agreement in the particular jurisdiction for which such determination is made, provided no unfairness results. In such event, the parties agree to use reasonable efforts to agree on substitute provisions, which, while valid, will achieve as closely as possible the same economic effects or commercial basis as the invalid provisions, and this Agreement otherwise shall continue in full force and effect. If the parties cannot agree to such revision within sixty days after such invalidity or unenforceability is established, the matter may be submitted by either party to arbitration as provided in this Agreement to finalize such revision.

26.3                           The waiver by a party of any single default or breach or succession of defaults or breaches by the other shall not deprive either party of any right under this Agreement arising out of any subsequent default or breach.

26.4                           All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of New York without regard to that state’s conflict of laws rules or principles.

26.5                           Nothing in this Agreement authorizes either party to act as agent for the other party as to any matter. The relationship between DepoMed and BLI is that of independent contractors.

26.6                           Any and all disputes between the parties relating in any way to the entering into of this Agreement and/or the validity, construction, meaning, enforceability, or performance of this Agreement or any of its provisions, or the intent of the parties in entering into this Agreement, or any of its provisions arising under this Agreement, except for any disputes relating to the provisions of Articles 15, 17, 18 and 20, shall be settled by binding arbitration. Such arbitration shall be conducted at New York, New York, in accordance with the rules then pertaining of the American Arbitration Association with a panel of three arbitrators. (Each party shall select one arbitrator and the two selected arbitrators shall select the third arbitrator. If the two selected arbitrators cannot agree on a third arbitrator then the American Arbitration Association shall select said arbitrator from the National Panel of Arbitrators.) Reasonable discovery as determined by the Arbitrators shall apply to the arbitration proceeding. The law of the State of New York shall apply to the arbitration proceedings. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The successful party in such arbitration, in addition to all other relief provided, shall be entitled to an award of all its reasonable costs and expenses including attorney costs. Both parties agree to waive, and the Arbitrators shall have no right to award, punitive damages in connection with an arbitration proceeding hereunder.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized officers on the date first above written.

BIOVAIL LABORATORIES INCORPORATED

By:	/s/ Eugene Melnyk

Name:	Eugene Melnyk

Title:	President

DEPOMED, INC.

By:	/s/ John W. Fara

Name:	John W. Fara

Title:	President

Schedule 1.28 to Development and License Agreement

Patent Rights - Patents and Patent Applications
Issued Patent No./ Pending Patent Application No.	Title of Invention

[**]	[**]

SCHEDULE 1.39: WORK PLAN

[**]

Schedule 17.1 to Development and License Agreement

Litigation

In January 2002, DepoMed filed a complaint against Bristol-Myers Squibb Company ("BMS") claiming that BMS's once-daily metformin product, Glucophage XR, infringes DepoMed's United States Patent No. 6,340,475 (the "BMS Lawsuit"). The BMS Lawsuit may result in successful counterclaims by BMS against DepoMed based on an allegation that DepoMed has breached the terms of a letter agreement dated the 11th of July, 1996, relating to a joint research project for the production of a product consisting of formulations of metformin hydrochloride incorporated in the DepoMed GR System, or alleging that United States Patent No. 6,340,475 is invalid.

DepoMed is aware of BMS published PCT Patent Application WO99 47128 A1 entitled “Biphasic Controlled Release Delivery System for High Solubility Pharmaceuticals and Method”